Exhibit 10.4

AMENDED AND RESTATED LICENSE AGREEMENT

THIS AMENDED AND RESTATED LICENSE AGREEMENT (the “Agreement”), dated as of February 1, 2005, is between ALLEGHENY-SINGER RESEARCH INSTITUTE, a Pennsylvania nonprofit corporation with an address at 320 East North Avenue, Pittsburgh, Pennsylvania 15212 ("ASRI") and Omnimmune Corp., a Texas corporation located at 4600 Post Oak Place, Suite 152, Houston, Texas 77027 (the "Company").

WHEREAS, the parties hereto (each, a “Party,” and together, the “Parties”) entered into a License Agreement, dated as of February 3, 1999 (the “Original Agreement”), and desire to amend and restate the Original Agreement in its entirety as set forth below;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and with the intent to be legally bound hereby, the parties hereto amend and restate the Original Agreement in its entirety as follows:

1. Definitions.

a.           "Affiliate" shall mean any corporation or other business entity that directly or indirectly controls, is controlled by, or is under common control with the Company. Control means ownership or other beneficial interest in 50% or more of the voting stock or other voting interest of a corporation or other business entity.

b.   “Claim” shall mean a claim (a) of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, or (b) of any patent application that has not been cancelled, withdrawn or permanently abandoned nor been pending for more than (i) seven (7) years, if such patent application is pending in any country other than Japan or (ii) ten (10) years, if such patent application is pending in Japan.

c.           “Confidential Information” shall mean all confidential or proprietary materials or information designated as such in writing by the party disclosing such information (the “Disclosing Party”), whether by letter or by the use of an appropriate proprietary stamp or legend, prior to or at the time any confidential or proprietary materials or information is disclosed by the Disclosing Party to the receiving party (the “Recipient”).  Notwithstanding the foregoing, information or materials which are orally or visually disclosed to the Recipient by the Disclosing Party, or are disclosed in writing or other tangible form without an appropriate letter, proprietary stamp or legend, shall constitute Confidential Information if the Disclosing Party, within thirty (30) days after such disclosure, delivers to the Recipient a written document or documents describing such information or materials and referencing the place and date of such oral, visual or written or other tangible disclosure, and the names of the employees or officers of the Recipient to whom such disclosure was made.

d.           “Cost of Goods Sold” shall mean, with respect to a Licensed Product, the Company’s or any of its Affiliates’ actual cost to acquire the Licensed Product from a non-Affiliate third party or the Company’s or such Affiliates’ direct variable costs for materials and labor to make the Licensed Product, excluding all allocations of indirect costs and all overhead, including without limitation rent, real estate depreciation, utilities, insurance, equipment lease payments, equipment depreciation, and selling, general and administrative or similar expenses.

e.           “Effective Date” shall mean February 1, 2005.

f.            "Fair Market Value" shall mean the cash consideration which the Company, its Affiliate or Sublicensee would realize from an unaffiliated, unrelated buyer in an arms' length sale of an identical item sold in the same quantity and at the same time and place of the transaction.

g.          “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereof or foreign counterpart thereof.

h.           "Field" shall mean i) Cancer diagnosis and therapy (active and passive immunotherapy) in animals and humans, and ii) fertility control in animals and humans.

i.            “First Sale” shall mean, with respect to a Licensed Product in a country, the first commercial sale of such Licensed Product by Licensee, its Affiliates or Sublicensees in such country.  Sales for test marketing, clinical trial purposes or compassionate or similar use shall not be considered to constitute a First Sale.

j.           “Know-How” shall mean any information, inventions, discoveries, copyrights, trade secrets, data or materials, whether proprietary or not, including without limitation data generated in pre-clinical and clinical studies.

k.   "Licensed Information" shall mean research and development information, records and data, unpatented inventions, and Know-How, relating to Licensed Products in the Field, which were (i) developed by ASRI through or under the direction of Drs. Hernan Acevedo or Gavreel Kalantarov and others under their direction at ASRI prior to the Effective Date of the Original Agreement and (ii) provided by ASRI to Company or provided by a third party to Company at ASRI's authorization.

l.            "Licensed Material" shall mean the tangible physical material listed in Attachment A hereto and any Company developed progeny or derivatives thereof including those antibodies listed in Attachment A, and any monoclonal antibody (MAb) and/or cell lines that Company, its Affiliates or Sublicensees acquire that are derived from amino acid or DNA sequences of the antibodies listed in Attachment A.  MAb's shall also be deemed to include the use of cell lines used to produce MAb's.

m.   "Licensed Patents" shall mean:

(i)   the United States and foreign patents and patent applications listed in Attachment A hereto, and any patents issuing therefrom that are owned or controlled, in whole or in part, by ASRI as of the date of the Original Agreement, including. provisional patent applications and Patent Cooperation Treaty (PCT) patent applications, all divisions and continuations of these applications, all patents issuing from such applications, divisions, and continuations, and any reissues, reexaminations, and extensions of all such patents;

(ii)           to the extent that the following contain one or more claims directed to that described in subsection (i) immediately above: a) continuations-in-part of (i) above; b) all divisions and continuations of these continuations-in-part; c) all patents issuing from such continuations-in-part, divisions, and continuations; and d) any reissues, reexaminations, and extensions of all such patents;

(iii)           to the extent that the following contain one or more claims directed to that described in subsection (i) immediately above: all counterpart foreign applications and patents related to that described in subsections (i) and (ii) above, including those listed in Appendix A.

n.             "Licensed Product" or "Licensed Products" shall mean any product or service, the development, manufacture, use,sale, rental or lease of which (i) is covered by a claim of a Licensed Patent or (ii) involves the use of Licensed Material and/or Licensed Information.

o            . "Milestones" shall mean those objectives set forth in Section 6.a below.

p.             "Milestone Payments" shall mean those payments due to ASRI under Section 6.a below.

q.            "Net Sales" shall mean the total of all cash consideration or, if none, the Fair Market Value attributable to the Sale of Licensed Products by the Company and its Affiliates less returns and customary trade discounts actually taken, outbound freight, transportation insurance, value added, sales or use taxes,and custom duties and reasonable reserve for bad debts accrued in accordance with the Company’s standard accounting practices applied consistently across the Company’s and its Affiliates’ business. In the case of transfers of Licensed Products to an Affiliate by the Company for sale, rental, or lease of such Products to third parties by such Affiliate, Net Sales shall be based upon the greater of the total fees and other consideration charged by the Affiliate to third parties or the total fees and consideration charged by the Company to the Affiliate.  Net Sales for Licensed Products sold by Company or its Affiliate(s) as a unit in conjunction with other services or products will be determined pro rata in accordance with the respective stand-alone price or value of such products and/or services.

r.           “Patent Rights” shall mean all patents and patent applications (including any continuations of any such patent applications, claims in continuations-in-part to the extent such claims are entirely supported by the specifications of any such patent applications, and any divisionals, provisionals or substitute applications with respect to any such patent applications), any patent issued with respect to any such patent applications,any reissue,reexamination, renewal or extension (including any supplemental patent certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts of any of the foregoing.

s.           "Sale" shall mean any bona fide transaction for which consideration is received or expected for the sale, use, lease, transfer or other disposition of Licensed Product(s).  A Sale of Licensed Product(s) shall be deemed to be completed at the time Company or any of its Affiliates invoices for, ships, or receives payment for such Licensed Product(s),whichever occurs first.

t.           "Sublicense Agreement" shall mean a sublicense agreement executed by the Company and a Sublicenseee pursuant to this Agreement.

u.           "Sublicensee" shall mean any third party to whom the Company has granted a sublicense pursuant to this Agreement.

v.           “Sublicense Revenue” shall mean all amounts actually received by the Company and/or its Affiliates from third parties in connection with or related to the licensing or sublicensing to such third parties of rights with respect to Licensed Products, including without limitation (a) all sublicense fees, royalties paid to Company by Sublicensees and Milestone Payments, (b) transfer pricing (as defined below) amounts paid in respect of Licensed Products supplied to such third parties, (c) investments in securities and (d) research and development funding received by the Company, excluding from Sublicense Revenue, however, that described in subsections (i), (ii) and (iii) below and subject to subsections (iv) and (v) below:

(i)             transfer pricing amounts equal to the Company's and/or its Affiliates' Cost of Goods Sold in respect of Licensed Products supplied to such third parties (where “transfer pricing” is the price that is assumed to have been charged by one part of the Company for products and services it provides to another part of the Company, in order to calculate each division's profit and loss separately);

(ii)            amounts received by the Company and/or its Affiliates from such third parties as the purchase price for the Company’s and/or its Affiliates' debt or equity securities at prices not in excess of the then-current market price of such securities or, if such securities are not publicly traded, the then-current fair market value of such securities; and

(iii)           amounts received by the Company and/or its Affiliates for (including as reimbursement) research and development activities undertaken after the execution date of the relevant third party license or sublicense agreement, for, or in collaboration with, such third parties at rates not to exceed the fair market value of such services.

(iv)           At the Company’s sole discretion and on prior written notice to ASRI, Sublicense Revenue shall not include any amounts constituting (1) bona fide research and development funding directly relating to potential Licensed Products, as reflected in the Company’s books and records in accordance with generally accepted accounting principles, to the extent that such funding is actually used for such purpose within the Company, and (2) amounts reimbursed by a third party for Company payments to any third party for bona fide research and development activities directly relating to potential Licensed Products, as reflected in the Company’s books and records in accordance with generally accepted accounting principles.  The parties acknowledge and agree that (x) the two exceptions to Sublicense Revenue described above in this subsection (iv) shall apply only to direct expenses actually paid by the Company for bona fide research and development activities, including salaries of full and part-time employees, consultants and advisors, and shall only apply to research and development activities undertaken after the Effective Date of this Agreement and, with respect to such Sublicense Revenue, after execution by the Company and a Sublicensee of the relevant Sublicense Agreement related thereto; and (y) the Company may not include in amounts excluded from Sublicense Revenue its own internal costs other than those reasonably allocated to the research and development project related to ASRI’s Licensed Products.

(v)           If and to the extent that a Sublicensee makes a bona fide equity investment in capital stock of Company, or a security convertible into or exchangeable for capital stock of the Company (a “Convertible Security”), then only such portion, if any, of the consideration paid for such capital stock or Convertible Security that is in excess of the aggregate Fair Market Value (as defined below) of the shares of such capital stock issued or issuable by Company to Sublicensee shall be deemed to be Sublicense Revenue.

As used herein, the “Fair Market Value” per share of capital stock shall mean (A) if such class of capital stock is then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), an amount equal to the average of the closing prices per share of shares of such class of capital stock on such exchange or system for the twenty (20) trading-day period ending three (3) days prior to the date of issuance of such capital stock or Convertible Security to Sublicensee; (B) if such class of capital stock is then traded over-the-counter, an amount equal to the average of the closing bid prices per share of shares of such class of capital stock over the twenty (20) trading day period ending three (3) days prior to the date of issuance of such capital stock to Sublicensee; and (C) if such class of capital stock is not then traded on a national securities exchange, any such national quotation system or over-the-counter, an amount per share equal to the lowest amount of consideration per share paid in consideration for the bona fide issuance of any shares of such class of capital stock (other than to Sublicensee or to employees, consultants, directors or advisors (collectively “Optionees”) pursuant to the Company’s employee stock option plan) during the period beginning twelve (12) months prior to the date of issuance of such shares of capital stock to Sublicensee; provided that such amount shall be reduced from time to time to an amount equal to the lowest amount of consideration per share paid in consideration for the bona fide issuance of any shares of such class of capital stock (other than to Sublicensee (or Optionees) during the period ending twelve (12) months after the date of such issuance to Sublicensee, if the amount of any such consideration is less than the lowest amount of such consideration paid during the period beginning twelve (12) months prior to the date of such issuance to Sublicensee; provided, further, that if there has not been any bona fide issuance of shares of such class of capital stock (other than to Sublicensee or Optionees) during the twelve (12) months prior to the date of any such issuance to Sublicensee or if the consideration for such shares of capital stock issued by Company to Sublicense or to any other person or entity in an issuance within the twelve (12) months prior to or following the date of any such issuance to Sublicense consists of any consideration other than cash, then the Board of Directors of Company shall, within thirty (30) days following the date of such issuance to Sublicense (or the date of any issuance within 12 months following the date of issuance to Sublicense) make a good faith determination as to the Fair Market Value of the shares issued to Sublicense and furnish to ASRI a written report setting forth in reasonable detail the basis for such determination, and shall promptly furnish to ASRI all such additional information as ASRI may request in connection with its review of such determination.  If ASRI and Company fail to agree on such determination within (30) days following the date ASRI receives such report, then the Fair Market Value of such shares shall be determined by an independent accounting firm, investment bank or valuation firm which has not had any relationship with ASRI or the Company, an Affiliate or Sublicensee for a period of three years prior to such determination (the “Appraiser”); the parties, acting reasonably and in good faith, shall mutually agree upon the Appraiser.  Company shall promptly furnish to the Appraiser all such information as the Appraiser may request in connection with such determination.   The fees and expenses of the Appraiser shall be shared equally by the Company and ASRI; provided that if the Fair Market Value determined by the Appraiser is less than ninety-five (95%) of the Fair Market Value as determined by Company’s Board of Directors, then all such fees and expenses shall be borne by Company.

If non-monetary consideration is received from third parties by the Company and/or its Affiliates, then a commercially reasonable monetary value will be assigned for purposes of calculating Sublicense Revenue.

2. License Grant.

a. ASRI grants to the Company, upon and subject to all the terms and conditions of this Agreement:

(i) with respect to any right, title or interest ASRI may have in the Licensed Patents, and/or Licensed Material, an exclusive worldwide license to use the Licensed Patents and Licensed Material, as specified in Attachment A, to develop, manufacture, use, sell, have sold, rent, or lease Licensed Products in the Field; and

(ii) with respect to any right title or interest ASRI may have in the Licensed Information, a nonexclusive, worldwide license to use the Licensed Information to develop, manufacture, use, sell, have sold, rent or lease Licensed Products in the Field.  The Company will treat as confidential any and all Licensed Information furnished hereunder, and will not disclose the same to any third party without ASRI's written permission.

b. ASRI represents and warrants that except as for the Licensed Information and as set forth on Attachment A attached hereto (i) it has not transferred by license or otherwise any rights in the Licensed Patents or Licensed Materials to any person or party, and (ii) it has not knowingly taken any action or omitted to take any action that would result in the invalidity, reduction in scope, or abandonment of any of the Licensed Patents. ASRI further covenants that it will not knowingly and intentionally take or omit to take any of the actions described in the immediately preceding sentence, and will require any other licensee of the Licensed Patents or Licensed Material directly under contract with ASRI not to take or omit to take any of the actions described in the immediately preceding sentence, unless the prior written consent of the Company is obtained.

c. ASRI grants to the Company the right to grant non-exclusive sublicenses of the Licensed Patents, the Licensed Materials and the Licensed Information to third parties in the Field, provided that (i) the Sublicensee agrees to abide by all the terms and provisions of this Agreement; (ii) the Company remains fully liable for the performance of its and its Sublicensees’ obligations hereunder; (iii) the Company notifies ASRI of any grant of any such sublicense and provides to ASRI upon ASRI's request a copy of any sublicense agreement; and (iv) no such sublicense shall relieve the Company of its obligations under Section 6 hereof.

d. Except as expressly provided in this Section 2, ASRI is not granting the Company any rights or license to any patents, patent applications, copyrights, trade secrets, Know How, trademarks or any other intellectual property right.

e. All rights granted by ASRI to the Company under this Agreement are subject to the requirements of 35 U.S.C. §§ 200 et seq. as amended, and implementing regulations and policies with regard thereto.

f. Except as expressly set forth in this agreement, and notwithstanding anything to the contrary in this agreement, the original agreement, or any other agreement between the parties hereto, the company acknowledges and agrees that ASRI makes no warranties, representations or guarantees of any kind, express or implied, regarding any right, title or interest ASRI may have in and to the subject of any license granted under this section and this agreement, including without limitation, licensed patents, licensed information and licensed materials, and any technology or other information embodied therein.

3. Royalties and Payments.

a. In consideration of the license granted under Section 2a of this Agreement, the Company shall pay to ASRI:

(i) Patent Prosecution Expenses - Company shall reimburse ASRI $25,000 after Sales of Licensed Products by Company, its Affiliates, or Company's successors or any combination thereof, an amount aggregating at least one million dollars ($1,000,000);

(ii) a royalty of 1% of Net Sales of all Licensed Products that involve use of Licensed Material or Licensed Information but are not covered by a Claim of a Licensed Patent, for a period of ten (10) years from the date of the First Sale of each such Licensed Product;

(iii) a royalty of 1% of Net Sales of all Licensed Products that involve use of Licensed Material or Licensed Information but are covered by a Claim of a Licensed Patent pursuant to a non-exclusive license hereunder, for a term of ten (10) years from the date of the First Sale of each such Licensed Product; and

(iv) a royalty of 2% of Net Sales of all Licensed Products covered by a Claim of a Licensed Patent exclusively licensed to the Company hereunder, for a period of ten (10) years from the date of (i) the First Sale of each such Licensed Product or (ii) the last to expire Licensed Patent, whichever is longer.

If more than one Licensed Patent covers a Licensed Product, no additional royalties will be paid by Company than if such Licensed Product were covered by only one Licensed Patent.

If, after review at any stage of prosecution, all Claims in pending patent applications covering a Licensed Product covered by a Claim of a Licensed Patent are deemed unpatentable by Company's and ASRI's patent counsel, then the royalty to ASRI under Section 2a(vi) hereof shall be reduced to one percent (1%) of Net Sales on such Licensed Product.  Notwithstanding the foregoing, if a patent subsequently issues from such applications, then the royalty due to ASRI shall return to the original two percent (2%) of Net Sales on such Licensed Product, beginning on the date of such issue.

b. In consideration of the right to sublicense to third parties granted under Section 2b, the Company shall pay to ASRI in lieu of royalties or Milestone Payments as set forth herein, a percentage of Sublicense Revenue received by the Company and/or its Affiliates from its Sublicensees based upon the following schedule:

From therapeutic royalty included in Sublicense Revenue:

20% with respect to a Sublicense entered into before first animal efficacy study of the Licensed Products;

15% with respect to a Sublicense entered into after first animal efficacy study of the Licensed Products but before the commencement of the first human clinical trial of the Licensed Products; and

10% with respect to a Sublicense entered into after the commencement of the first human clinical trial of the Licensed Products.

From all other therapeutic Sublicense Revenue other than royalty income included in Sublicense Revenue:

10% with respect to a Sublicense entered into before first animal efficacy study of the Licensed Products;

7.5% with respect to a Sublicense entered into after first animal efficacy study of the Licensed Products but before the commencement of the first human clinical trial of the Licensed Products; and

5% with respect to a Sublicense entered into after the commencement of the first human clinical trial of the Licensed Products.

From diagnostic royalty included in Sublicense Revenue:

15% with respect to a Sublicense entered into before the commencement of the first human diagnostic clinical trial of the Licensed Products; and

10% with respect to a Sublicense entered into after the commencement of the first human diagnostic clinical trial of the Licensed Products.

From all other diagnostic Sublicense Revenue other than royalty income included in Sublicense Revenue

7.5% with respect to a Sublicense entered into before the commencement of the first human diagnostic clinical trial of the Licensed Products; and

5% with respect to a Sublicense entered into after the commencement of the first human diagnostic clinical trial of the Licensed Products.

c. Minimum Annual Royalties.  Company shall pay to ASRI minimum royalties for sales of Licensed Products (on a product by product basis) according to the following schedule, all of which payments shall be credited towards and offset against royalties and payments due to ASRI with respect to Sublicense Revenue during the year with respect to which such minimum royalties are due, as follows:

(i) $25,000 annually on the first anniversary after the First Sale of the first Licensed Product based on diagnostic technology in the Field; and

(ii) $75,000 annually on the first anniversary after the First Sale of the first Licensed Product based on therapeutic technology in the Field.

d. Licensed Product(s) Derived From More Than One Licensed Patent.  If a Licensed Product is derived from more than one Licensed Patent and/or uses more than one Licensed Material, Company is obligated to pay only one royalty to ASRI, which shall be the highest royalty applicable with regard to such License Patent or Licensed Material.

e. License Maintenance Fees.  Company shall pay annual license maintenance fees according to the schedule below:

$50,000 on or before February 1, 2007;

$50,000 on or before February 1, 2008

$50,000 on or before February 1, 2009

$50,000 on or before February 1, 2010

The foregoing maintenance fees shall be due and payable until the Company begins and continues to pay ASRI the minimum royalties under Section 3c(i) and 3c(ii) hereof on an annual basis. Company shall be given a dollar-for-dollar credit against the foregoing maintenance fees for any funding it and/or its Sublicensee(s) or Affiliate(s) provide (provides) in support of research at ASRI as described in Section 8 below.

f. The royalty amounts and percentages of Sublicense Revenue payable by the Company pursuant to this Section 3 (“Percentage Payments”), shall be reduced, but not below 50% of the Percentage Payments due prior to such reduction, by fifty percent (50%) of royalty amounts, sublicense percentage payments, or like payments payable by the Company to third parties in respect of Patent Rights, Know How or other proprietary rights or information licensed after the Effective Date from such third parties by the Company that are necessary to make, use, offer for sale, sell or import the Licensed Product in such country.

4. Reports and Payments.

a. On or before the last business day of January, April, July, and October of each year of this Agreement, the Company shall submit to ASRI a written report with respect to the preceding calendar quarter (the "Payment Report") stating:

(i) Net Sales made by the Company and Affiliate during such quarter;

(ii) In the case of transfers of Products to an Affiliate by the Company for sale, rental, or lease of such Products by the Affiliate to third parties, Net Sales by the Company to the Affiliate, and Net Sales by the Affiliate, or Sublicensee to third parties during such quarter;

(iii) Amounts accruing to, and received by, the Company from its Sublicensees during such quarter; and

(iv) A calculation under Section 3 of the amounts due to ASRI, making reference to the application subsection thereof.

b. Simultaneously with the submission of each Payment Report, the Company shall make payments to ASRI of the amounts due for the calendar quarter covered by the Payment Report.

c. The Company shall maintain at its principal office usual books of account and records showing its actions under this Agreement.  Upon reasonable notice, such books and records shall be open to inspection and copying, during usual business hours, by an independent certified public accountant to whom the Company has no reasonable objection, for two years after the calendar quarter to which they pertain, for purposes of verifying the accuracy of the amounts paid by the Company under this Agreement. If such independent accountant determines that Company has underpaid royalties by five percent (5%) or more with respect to any calendar quarter, Company will pay the costs and expenses incurred by ASRI in connection with such inspection and copying.

5. Reservation of Rights for Research Purposes.

With respect to any exclusive license grants to the Company in the Field, ASRI reserves the right to use the exclusively Licensed Patents and exclusively Licensed Materials for noncommercial research purposes and to permit other entities or individuals to use such Licensed Patents and Licensed Materials for noncommercial research purposes.  ASRI shall obtain from all such entities or individuals an agreement in writing not to use such Licensed Patents and Licensed Materials for commercial purposes and shall inform the Company in writing of the identity of all such entities and individuals.  If, during the course of this Agreement, the use by ASRI or any other entity or individual allowed by ASRI to use the exclusively Licensed Patents or Licensed Materials results in an invention or discovery that falls under the scope of the claims made in the Licensed Patents (“Follow-on Technology”), ASRI shall promptly disclose such Follow-on Technology to Company and the Follow-on Technology shall be automatically deemed included in the license grant of exclusive rights hereunder without any further act on the part of ASRI or Company, without any further payment and without duplication of payment upon achievement of milestones or commercialization, except that all products utilizing the Follow-on Technology shall be deemed to be Licensed Products hereunder and shall subject to the royalty provisions set forth herein for Licensed Products. Each agreement by ASRI to allow another entity or individual to use the exclusively Licensed Patents or Licensed Materials for noncommercial research purposes shall contain provisions requiring prompt disclosure to ASRI of inventions and discoveries, providing for each such invention and discovery to be covered by appropriate patent filings and/or confidentiality (unless otherwise agreed by the Company), and assigning rights to Follow-on Technology to Company in accordance with this provision.

6. Best Efforts.

a. The Company shall use its best efforts, consistent with commercial practices standard in the industry and taking into account prudent scientific and business judgment consistent with the efforts of Company or its Sublicensees devoted to products of similar market potential, to achieve the following objectives within specified time periods following the date of this Agreement in accordance with the following schedule:

(i)           Before February 1, 2007, Company, and/or its Sublicensees or Affiliates or other collaborators shall have spent at least Four Hundred Thousand Dollars ($400,000) on research and development with regard to Licensed Product(s) in the Field.

(ii)           Before February 1, 2007, Company shall raise or procure, or arrange commitments in the form of equity or debt capital from individuals, corporations, foundations, governments, partnerships, and any other means of financing for funding the Company or its collaborators in the amount of One Million Dollars ($1,000,000).  Such obligation will be deemed to have been satisfied if Company becomes a public company, but if Company will have merged with another company and such other company is the surviving entity, then such obligation will be transferred to such surviving company, provided, however, that if the Company acquires or is merged into another company that has, at the time of such transaction, at least One Million Dollars ($1,000,000) of capital or net tangible assets, the obligation of this paragraph will be deemed to have been satisfied.

(iii)           Before February 1, 2009, Company and/or its Sublicensees or Affiliates or other collaborators shall have spent at least $2,500,000 on research and development of Licensed Product(s) in the Field or otherwise achieved the stated Milestones.

(iv)           Diagnosis

(a)	Company and/or its Sublicensees or Affiliates shall file an application with the FDA for at least one (1) Licensed Product for diagnosis of a human disease before February 1, 2007.

(b)	Company and/or its Sublicensees or Affiliates shall have received FDA approval for at least one Licensed Product for diagnosis of a human disease before February 1, 2009.

(c)	Company and/or its Sublicensees or Affiliates shall develop and market at least one (1) Licensed Product for diagnosis of a human disease somewhere in the world before February1, 2010.

(v)           Therapy

(a)
Company and/or its Sublicensees or Affiliates shall begin the first animal efficacy study of a murine or humanized MAb or fragment or any other variation thereof leading to a Licensed Product for therapy of a human disease before February 1, 2007, and shall complete said animal study before February 1, 2009.

(b)	Company and/or its Sublicensees or Affiliates shall begin the first human clinical trial of at least one (1) Licensed Product for therapy of a human disease before February 1, 2009.

(c)	Company and/or its Sublicensees or Affiliates shall begin the first phase II human clinical trial of at least one (1) Licensed Product for therapy of a human disease before February 1, 2010.

(d)	Company and/or its Sublicensees or Affiliates shall have filed an NDA with the FDA for at least one (1) Licensed Product for therapy for a human disease by February 1, 2012.

b. Failure to achieve the objectives in Sections 6a(i)-6a(iii) above shall result in ASRI having the option at any time thereafter, but prior to subsequent achievement of the Milestones, to terminate all of the licenses granted under this Agreement or convert the exclusive licenses granted under this Agreement to non-exclusive licenses, in its sole and absolute discretion.

c.  Failure to achieve the objectives in Section 6a(iv) above shall result in ASRI having the option to terminate, but prior to subsequent achievement of the Milestones, all the licenses granted under this Agreement, to the extent they pertain to cancer diagnosis, or convert the exclusive licenses granted under this Agreement to nonexclusive licenses, in its sole and absolute discretion.

d.  Failure to achieve the objectives in Section 6a(v) above shall result in ASRI having the option to terminate, but prior to subsequent achievement of the Milestones, all the licenses granted under this Agreement, to the extent they pertain to cancer therapy, or convert the exclusive licenses granted under this Agreement to nonexclusive licenses, in its sole and absolute discretion.

e. No less often than every twelve months after the execution of the Agreement the Company shall report in writing to ASRI on progress made toward the objectives set forth in this Section 6 above.

f. Notwithstanding subparagraphs 6 (b), (c) and (d) above, ASRI shall not unreasonably withhold its consent to any revision of the objective(s) set forth in Paragraph 6(a) (the “Development Plan”) when requested in writing in advance by Company if (i) the request is reasonably supported by credible evidence of technical difficulties or delays, if any, in the clinical studies or regulatory process, that are outside of the control of Company; (ii) Company is proposing and agrees to implement reasonably satisfactory and effective means of addressing such difficulties or delays, including utilizing its available commercially reasonable financial and technical resources; and (iii) Company, its Affiliates and/or Sublicensees have in good faith made commercially reasonable efforts to meet said objective(s) and continue to do so.  In the event of any dispute between the Parties regarding whether revision of the objective(s) set forth in the Development Plan is warranted under the above criteria, the Parties shall discuss such dispute in good faith and reach a mutually agreeable resolution or, failing that, submit the dispute to arbitration.  ASRI’s right to terminate this license or portions of it, or convert this license to a non-exclusive license, shall be suspended during any period (i) with respect to which the Parties are attempting to resolve differences regarding the Development Plan, (ii) when a dispute has been submitted to arbitration.  If Company does not abide by the decision of the Parties or a ruling of the arbitrator within sixty (60) days after such decision or ruling, ASRI may thereafter terminate or convert the license as provided above in subparagraphs 6 (a), (b) or (c), as applicable.

g. In the event Company fails to meet the objective(s) set forth in the Development Plan within sixty (60) days of the timetables established in Section 6(a) above, as the same may be changed from time to time pursuant to this Agreement, ASRI shall notify Company thereof in writing, and Company shall have thirty (30) days following such notification to establish that (i) it has met such objective(s); or (ii) a revision to the Development Plan is necessary and appropriate as contemplated above.

7. Patent Prosecution and Maintenance.

The Company, by counsel it selects to whom ASRI has no reasonable objection will prepare, file, prosecute and maintain all Licensed Patents in ASRI's name and in countries designated by the Company.  Company will timely provide ASRI copies of all correspondence related to reasonable Licensed Patent prosecution and maintenance.  The Company will reimburse ASRI for reasonable expenses it has incurred in accordance with Section 3a(iii) above, and will pay expenses incurred in the future directly in filing, prosecuting and maintaining such Licensed Patents, including attorneys' fees, the costs of any interference proceedings, reexaminations, or any other ex parte or inter partes administrative proceeding before patent offices, taxes, annuities, issue fees, working fees, maintenance fees and renewal charges.

8. Sponsored Research.

As additional consideration to ASRI, Company, its Affiliates or Sublicensees shall sponsor research in the amount no less than $100,000 per year for two years beginning on the date the Company obtains funding as set out in Section 6a(ii) above.  ASRI may agree to allow Company to sponsor research at another institution mutually agreeable to the parties, if no interested researcher at ASRI can be identified within sixty (60) days of Company's written request.

9. Infringement.

a. ASRI will protect its Licensed Patents from infringement and prosecute infringers at its own expense when in its sole judgment such action may be reasonably necessary, proper, and justified.

b. If the Company shall have supplied ASRI with written evidence demonstrating to ASRI's satisfaction prima facie infringement of a claim of a Licensed Patent, by a third party making, using or selling products in competition with the Company or any of its Affiliates or Sublicensees, the Company may by notice request that ASRI take steps to assert the Licensed Patent. Unless ASRI shall within three months of the receipt of such notice either (i) cause such infringement to terminate or (ii) initiate legal proceedings against the infringer, the Company, may upon notice to ASRI, initiate legal proceedings against the infringer at the Company's expense and ASRI agrees to allow Company to name ASRI co-plaintiff in such an action. In such event, the Company may deduct from payments due hereunder to ASRI reasonable costs and legal fees incurred to conduct such proceedings, but in no event shall any payment due in any calendar quarter be reduced by more than 50% of the amount otherwise due to ASRI hereunder.  Any recovery by the Company in such proceedings shall first be used to reimburse the Company for its reasonable costs and legal fees incurred to conduct such proceedings and next to pay to ASRI an amount equal to all amounts withheld from ASRI by the Company under this Section 9 during the pendency of the proceedings.  The balance shall be treated as Net Sales.

In the event one party shall initiate or carry on legal proceedings to enforce any Licensed Patent against an alleged infringer, the other party shall use its best efforts to cooperate fully with and shall supply all assistance reasonably requested by the party initiating or carrying on such proceedings.  The party that institutes any proceeding to protect or enforce a Licensed Patent shall have sole control of that proceeding and shall be responsible for the reasonable expenses incurred by said other party in providing such assistance and cooperation as is requested pursuant to this Section 9, provided, however, that the Party retaining control of any such action, or a declaratory judgment brought by a third party alleging non-infringement, may not, without the prior written consent of the other Party, not to be unreasonably withheld, settle any such action on terms which would involve a monetary payment by the other Party, provide for an admission of liability or wrongdoing by the other Party or its Affiliates or employees, or obligate the other Party to take or refrain from taking any action in the future. For the sake of clarity, this Section 9.c shall not apply to any Licensed Patent licensed non-exclusively under this Agreement or to any legal proceedings that are not initiated under Section 9.b.

c. Company shall during the exclusive period of this Agreement have the sole right subject to the terms and conditions hereof to sublicense any alleged infringer for future use of the Patent Rights to the extent licensed by this Agreement.  Any upfront fees paid to Company as part of such a sublicense, after reimbursement of any legal expenses incurred by Company, shall be treated as Sublicense Revenues for purposes of this Agreement.

10. No Warranty.

a. Except as set forth below, ASRI makes no warranties expressed or implied of any kind, and hereby expressly disclaims any warranties, representations or guaranties of any kind as to licensed patents, licensed information or licensed materials or anything developed, manufactured, used, sold, rented, leased or otherwise disposed of under any license granted under this agreement, including but not limited to: any warranties of merchantability, title or fitness for a particular purpose, result of use; any warranties or representations as to the validity of any licensed patent; and any warranties of freedom of infringement of domestic or foreign patents, copyrights, trade secrets, trademarks, know how or any other intellectual or proprietary rights of third parties.  ASRI represents that, to its knowledge, the licensed patents are owned by or have been irrevocably assigned to ASRI and, in the case of the licensed patents licensed as exclusive licenses hereunder, have not been transferred, assigned or licensed to any third party.

ASRI, its trustees, officers, employees and agents, shall not have any liability to Company, its Affiliates, Sublicensees, or its (their) trustees, directors, officers, employees, agents, distributors, students, users of Licensed Patents, Licensed Information, Licensed Material or Licensed Products, or any other party arising out of the use, storage, handling, transportation, or other disposal of Licensed Patents, Licensed Information, Licensed Material or Licensed Products by the Company or any other party, including for any destructions to any property or from any loss of use, revenue or profit, good will, or any other direct, indirect, special, incidental or consequential damages (whether or not arising from strict or absolute liability or from the negligence of ASRI) caused by or in connection with Licensed Patents, Licensed Information, Licensed Material or Licensed Products.

In no event shall any liability of ASRI to the Company exceed the payments made by the Company to ASRI pursuant to this Agreement.

11. Prohibition Against Use of ASRI's Name.

The Company will not use the name, insignia, or symbols of ASRI, its faculties or departments, or any variation or combination thereof, or the name of any trustee, faculty member, other employee, or student of ASRI for any purpose whatsoever without ASRI's prior written consent, which consent shall not be unreasonably withheld, or except when such use is required by law.

12. Compliance with Governmental Obligations.

a. Notwithstanding any provision in this Agreement, ASRI disclaims any obligation or liability arising under the license provisions of this Agreement if the Company is charged in a governmental action for not complying with or fails to comply with governmental regulations in the course of taking steps to bring any Licensed Product to a point of practical application.

b. The Company shall comply upon reasonable notice from ASRI with all governmental requests pertaining to the license hereunder or any Licensed Products that are directed to either ASRI or the Company and provide all information and assistance necessary to comply with legitimate governmental requests pertaining to the license hereunder or any Licensed Products.

c. The Company shall insure that research, development, and marketing under this Agreement complies with all government regulations in force and effect including, but not limited to, Federal, state, and municipal legislation.

13. Indemnity and Insurance.

a. The Company will indemnify, defend and hold ASRI harmless from and against any and all actions, suits, claims, demands, prosecutions, liabilities, costs, and expenses (including actual attorneys' fees) based on, arising out of, or relating to, directly or indirectly, this Agreement, including, without limitation, (a) the development, manufacture, packaging, use, sale, rental, or lease of Licensed Products, even if altered for use for a purpose not intended, (b) use of Licensed Patents, Licensed Information or Licensed Materials by the Company, its Affiliates, its Sublicensees or its (or their) customers, (c) any representation made or warranty given by the Company, its Affiliates or Sublicensees with respect to Licensed Products, Licensed Patents, Licensed Information or Licensed Materials, and (d) any infringement claims relating to Licensed Products, Licensed Patents, Licensed Information or Licensed Materials. The Company shall reimburse ASRI for all of its costs and expenses (including actual attorneys' fees) in enforcing this Section.

b.           The Company shall maintain, during the term of this Agreement, comprehensive general liability insurance provided that such insurance shall be obtained on or before the earlier to occur of when Company’s laboratory operations begin or when Licensed Material is received at the Company’s laboratory facilities from ASRI, including products liability and contractual liability (applicable to the indemnity obligations in Section 13a insurance with reputable and financially secure insurance carriers reasonably acceptable to ASRI to cover the activities of the Company, its Affiliates and its Sublicensees, for minimum limits of $2,000,000 combined single limit for bodily injury and property damage.  However, prior to the start of any clinical trials related to this License Agreement, Company’s minimum of $2,000,000 shall only be $1,000,000 until such clinical trials begin.  Such insurance shall include ASRI, its trustees, directors, officers, employees, and agents as additional insureds.  The Company shall furnish a certificate of insurance evidencing such coverage, with thirty days' written notice to ASRI of cancellation or material change.  The minimum amounts of insurance coverage required herein shall not be construed as creating any limitation on Company's indemnity obligations under Section 13a.

The Company's insurance shall be primary coverage; any insurance ASRI may purchase shall be excess and noncontributory.  The Company's insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement.

The Company shall at all times comply with all statutory workers' compensation and employers liability requirements covering its employees with respect to activities performed under this Agreement.

14. Marking.

Prior to the issuance of patents, the Company will mark Licensed Products made, sold, or otherwise disposed of by it under the license granted in this Agreement with the words "Patent Pending," and following the issuance of one or more patents, with the numbers of such patents.

15. Export Control Laws.

This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America which may be imposed from time to time by the government of the United States of America. Furthermore, each party hereto agrees that it will not export, directly or indirectly, any technical information acquired from the other under this Agreement or any products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

16.           Arbitration.

Any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, which have not been resolved by good faith negotiations between the Parties shall be resolved by final and binding arbitration in Pittsburgh, PA, in accordance with the rules then obtaining applicable to the appointment of a single arbitrator of the American Health Lawyers Association or in the event such arbitration is not then available under those rules, the rules of the American Arbitration Association.  All expenses and costs of the arbitrators and the arbitration in connection therewith will be shared equally between the Parties, except that each Party will bear the costs of its prosecution and defense, including without limitation attorneys fees and the production of witnesses and other evidence.  Any award rendered in such arbitration shall be final and may be enforced by either Party.

17.           Confidentiality.

a.   Each Party agrees that all Confidential Information disclosed to it or its Affiliates by the other Party (a) shall not be used by the receiving Party or its Affiliates except in connection with the activities contemplated by this Agreement or in order to further the purposes of this Agreement, (b) shall be maintained in confidence by the receiving Party and its Affiliates, and (c) shall not be disclosed by the receiving Party or its Affiliates to any third party who is not an Affiliate or consultant of, or an advisor to, the receiving Party or its Affiliates without the prior written consent of the disclosing Party.  Notwithstanding the foregoing provisions of this Section 17, either Party may disclose Confidential Information of the other Party if such Party is required to make such disclosure by applicable law, regulation or legal process, including without limitation by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or NASDAQ, in which event such Party shall provide prior notice of such intended disclosure to such other Party if possible under the circumstances and shall disclose .  only such Confidential Information of such other Party as is required to be disclosed.

b.           Each Party agrees that it and its Affiliates shall provide Confidential Information received from the other Party only to the receiving Party's respective employees, consultants and advisors, and to the employees, consultants and advisors of the receiving Party’s Affiliates, who have a need to know such Confidential Information to assist the receiving Party in fulfilling its obligations under this Agreement, provided that Company and ASRI shall each remain responsible for any failure by its and its Affiliates' respective employees, consultants and advisors to treat such information and materials as required under this Section 17.

c.           All obligations of confidentiality imposed under this Section 17 shall expire upon the later of (a) the date when no further royalties are payable to ASRI under this Agreement, and (b) five (5) years after the date the applicable Confidential Information is disclosed.

18.           Breach and Cure.

a.           In addition to applicable legal standards, the Company shall be considered to be in material breach of this Agreement for (i) failure to pay fully and promptly amounts due pursuant to Section 3 and payable pursuant to Section 4 or Section 7; (ii) failure to comply with governmental requests directed to ASRI or the Company pursuant to Section 12b; or (iii) a material breach of the Stock Purchase Agreement or the Stockholder’s Agreement.

b.           Either party shall have the right to cure its material breach.  The cure shall be effected within a reasonable period of time but in no event later than thirty days for any monetary breach and sixty days for any other non-monetary breach after notice given by the non-breaching party, provided, however, that in the case of such other non-monetary breach that cannot be cured with the sixty day period, ASRI’s right to terminate shall be suspended during any period during which the Company is attempting to cure and diligently pursues curing the breach in question.

19.           Term of Agreement.

a.           This Agreement shall be effective as of the date first recited above and shall continue in full force and effect until its expiration or termination in accordance with this Section 19.

b.   Unless terminated earlier under any provision of this Agreement, the term of the exclusive license granted under the Licensed Patents shall extend until the expiration of the last to expire of the Licensed Patents or ten years from the date of First Sale of the Licensed Products produced from such Licensed Patents, whichever is later.

(c)      The license granted under this Agreement may be terminated by ASRI (i) upon thirty days written notice to the Company if ASRI elects to terminate in accordance with Section 6b, 6c or 6d (ii) upon thirty days' written notice to the Company for the Company's material breach of the Agreement and the Company's failure to cure such material breach in accordance with Section 18b, or (iii) should the Company commit any act of bankruptcy, become insolvent, file a petition under any bankruptcy or insolvency act or have any such petition filed against it provided, however, that in the event of a dispute between the Parties submitted to arbitration in accordance with Section 16, no such right to terminate or take any other action shall arise unless a final determination has been made in favor of ASRI and Company has failed to make payment or to take other required action within the appropriate cure period immediately following the rendering of the decision.

(d)  The license granted under this Agreement may be terminated by the Company (i) upon thirty days' written notice to ASRI for ASRI's material breach of the Agreement and ASRI's failure to cure such material breach in accordance with Section 18b, or (ii) should ASRI commit any act of bankruptcy, become insolvent, file a petition under any bankruptcy or insolvency act or have any such petition filed against it, provided, however, that in the event of a dispute between the Parties submitted to arbitration in accordance with Section 16, no such right to terminate or take any other action shall arise unless a final determination has been made in favor of Company and ASRI has failed to make payment or to take other required action within the appropriate cure period immediately following the rendering of the decision, or (iii) at any time upon one hundred eight (180) days prior written notice, provided that upon termination, the Company (a) pays ASRI $250,000 in addition to any other payments accrued through the date of termination and (b) not have the rights to and cease use of, Licensed Materials.

d. Upon any termination of this Agreement pursuant to Section 19c or 19d, all sublicenses granted by the Company hereunder shall be assigned to ASRI.

e. Sections 4c, 8, 10, 11, 12b, 13, and 15 shall survive the termination or expiration of this Agreement.

f. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if sent by certified mail (return receipt requested), postage pre-paid, if

to ASRI, to:                                                             President and CEO
Allegheny Singer Research Institute
320 East North Avenue
Pittsburgh, PA 15212-1502

copy to:                                                                   General Counsel
Allegheny Singer Research Institute
320 East North Avenue
Pittsburgh, PA 15212-1502

if to the Company, to:                                           Harris A. Lichtenstein, Ph.D.
President  & CEO
Omnimmune Corp.
4600 Post Oak Place
Suite 352
Houston, Texas 77027

or to such other address as a party may specify by notice hereunder.

20.           Assignment.  This Agreement may not be assigned by Company without the written consent of ASRI.  ASRI may assign ASRI's rights to receive royalties payable pursuant to this Agreement without the consent of Company. ASRI shall not otherwise assign this Agreement except to an affiliate without the written consent of Company, which consent shall not be unreasonably withheld.

21.           Governing Law.  This Agreement shall be governed by Pennsylvania Law applicable to agreements made and to be fully performed in Pennsylvania, and without reference to the conflict of laws principles of any jurisdiction. The parties agree that any and all claims arising under this Agreement or relating thereto shall be heard and determined either in the United States District Court for the Western District of Pennsylvania or in the courts of the Commonwealth of Pennsylvania located in the City of Pittsburgh and County of Allegheny, and the parties agree to submit themselves to the personal jurisdiction of those courts.

22.           Preference for U.S. Industry.  The Company agrees that any Licensed Products used or sold in the United States will be manufactured substantially in the United States, in accordance with 35 U.S.C. § 204.

IN WITNESS THEREOF, ASRI and the Company have caused this Agreement to be executed by their duly authorized representatives as of the day and year written below.

ALLEGHENY-SINGER RESEARCH INSTITUTE

By:  \s\ Romell Boyle
Its:   Director, Office of Sponsored Research

OMNIMMUNE CORP.

By    Harris A. Lichtenstein
         Harris A. Lichtenstein, Ph.D., President & CEO

ATTACHMENT A

*1.   Methods of Using Antibodies Against Human Chorionic Gonadotropin-Related Determinants to Lyse, Quantitatively Measure and Enrich Human Malignant Cells.
European Patent No. 0636171 issued 6/7/00
Serial No. 07/856,455 filed 3/24/92 & related foreign
Serial No. 08/219,805 Continuation filed 3/29/94
Serial No. 08/262,739 Divisional filed 6/20/94
Serial No. 08/482,490 Divisional filed 6/7/95

*2.  Use of Antibodies to hCG Related Determinants to Measure (detect) Malignant Cells via Flow Cytometry. Amendment to Serial No. 07/856,455

*3.  Methods of Using Antibodies Against Human Luteinizing Hormone-Related Determinants to Detect and Enrich Human Malignant Cells.
Patent No.6,403,326 issued 6/11/02 and its continuationU.S. Serial No.  10/164,914 and any continuation, or divisional thereof.
Serial No. 08/062,925 filed 5/13/93 & related foreign
Serial No. 08/478,431 Continuation filed 6/7/95

*4.  Methods of Using Antibodies Against Hormone-Related Determinants.
U.S. Patent number 6,339,143 issued January 15, 2002.
Serial No. 08/255,482 filed 6/8/94
Serial No. 08/487,949 Continuation

5.    Differential Immunocytochemical Diagnosis of Cancer Using Antibodies or Antisera Against hCGB. Serial No. 08/258,044 filed 6/13/94

6.    Methods to Produce Primate Monoclonal Antibodies Directed to determinants of the B-subunit of Human Chorionic Gonadotropin to Use for Cancer Treatment (AUHS File #252), and Method(s) for Stabilizing Primate Hybridomas

7.    All monoclonal antibodies and hybridomas raised against hCG and hLH including primate monoclonal antibodies.

8.    Rights to any future disclosures resulting from any and all information, technology, methods, techniques and material related to the research conducted by Hernan Acevedo, Ph.D. and Gavreel (Gary) Kalantarov, Ph.D. under the Sponsored Research Agreement and its Amendments between Allegheny-Singer Research Institute and Omnimmune Corporation executed on April 1, 1996 and supporting investigation of development, production and studies of monoclonal antibodies against antigens including human chorionic gonadotropin including but not limited to a protocol for the production of Cell Lines with improved fusion and stability characteristics resulting from construction of the fusion partner according to the detailed descriptions in Attachment A-1 to Amendment 1 of the Sponsored Research Agreement.

9.     Direct Cytotoxic Activity by Anti-hCG Monoclonal Antibodies
Serial No. 60/065,464 Filed 11/19/97

10.   Method of Treating Brain Neoplasm with Monoclonal Antibodies to hCGB-CTP and Pharmaceutical and Composition Thereof
Serial No. 08/258,860 filed 6/13/94 and related foreign;
Serial No. 08/796,964 Continuation

Licensed Materials:

Antibodies and Cell Lines:

*CTP-101, *CTP-102, *CTP-103
GK-1

* Jointly owned with Columbia University